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Exhibit 10.1

August 2, 2007

Scientific Games Corporation
750 Lexington Avenue
New York, NY 10022

Ladies and Gentlemen:

        You have asked me to reconfirm our existing understanding as to how the Company may discharge its obligations to distribute any accrued deferred compensation owed to me following termination of my employment under the terms of the Company's Key Executive Deferred Compensation Plan (the "Plan") and my Employment Agreement, including through direction to the trustee of the rabbi trust created for the purpose of assisting the Company in meeting its obligations under the Plan. In the context of my specific situation:

  1.
  Any payments in respect of the portion of my Plan account attributable to deferrals for 2004 or earlier years (including the bonus for 2004 that was earned and vested on December 31, 2004) shall, in accordance with the terms of the Plan in effect on October 3, 2004, be made as soon as practicable after the date of termination of my employment, but in no event later than 30 business days thereafter.

  2.
  Any payments in respect of the portion of my Plan account attributable to deferrals for 2005 and later years may be delayed for six months and one day following the date of termination of my employment to the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

  3.
  Any payment in respect of a portion of my Plan account that is measured by reference to a deemed investment in mutual funds or other readily tradable securities shall be made in cash in the amount of such portion of my Plan account balance, including from the proceeds from disposition of any such investments held in the rabbi trust under the Plan for the purpose of assisting the Company in meeting such obligations. Any payment in respect of a portion of my Plan account that is measured by reference to deemed investments that are not readily tradable securities (including Company stock to the extent the trading of such stock is subject to restrictions under the Company's insider trading policy or such stock is otherwise not readily subject to prompt disposition at prevailing market prices) shall be made by one or more of the following means as the Company determines in its discretion: (A) if such investments have been acquired by or transferred to the rabbi trust under the Plan, (i) transfer to me in kind of the entire interest in such property held by the rabbi trust, which shall comprise the entire economic interest in such property and all other rights and benefits (including all voting, consent and other decision rights) and any liabilities, obligations and risks (including tax liabilities), by whatever means are practical under the circumstances, including if possible by concurrently recording such transfer and my admission as limited partner or member or the like of the applicable investment entity (but in any case until such transfer and admission shall have been recorded in my name, the Company agrees that the rabbi trustee shall act in all respects as my agent in exercising on my behalf all such rights and benefits), or (ii) payment to me in cash of an amount equal to the proceeds from redemption by the issuer or other disposition of such property; or (B) if such investments have not been acquired by or transferred to the rabbi trust under the Plan, payment to me in cash of an amount equal to such portion of my Plan account balance. If the illiquid nature of such investments so requires, the period within which such distributions may be made may be extended to up to 90 days following my termination of employment (except that, to the extent that paragraph 2 of this letter applies to such distributions, such distributions (or such portions thereof) to which paragraph 2 applies may be delayed pursuant to paragraph 2 for the period of six months and one day provided for therein).

  4.
  The proceeds from any redemption or other disposition contemplated by paragraph 3 above shall be increased by an amount equal to interest on the proceeds from the date of such disposition to the date of payment to me at a rate equivalent to the rate of interest realized by the Company or the rabbi trust on such amount from an investment in a money market fund held in the rabbi trust during such period.

  5.
  Any reference to payment of deferred compensation to me "in a lump sum" or similar language in Section 5(d)(vi) and 5(f) or elsewhere in my Employment Agreement with the Company would include payment in any one or more of the above-described forms. For the avoidance of doubt, I acknowledge that payment in any one or more of such forms, at the times and in the amounts described above, would constitute timely payment of such amounts in accordance with the Plan and my Employment Agreement (including Section 5(d)(vi) thereof).

        By executing this letter, the Company and I confirm that the foregoing terms of this letter set forth what has been and still is our mutual understanding of these matters, including the application of my Employment Agreement. The Company and I each also agree to execute any further documentation or take any additional action that the other of us may reasonably request to further reflect or implement this understanding and the transactions contemplated hereby, either between the parties hereto or to ensure full recognition thereof by third persons. Without limiting the generality of the foregoing, the Company further agrees as promptly as practical to do all things necessary or advisable in order for the transfer to me of the Company's and the rabbi trust's entire right, title and interest (including, without limitation, record ownership of title) in respect of any illiquid investment that is the measure of an amount of deferred compensation payable to me to be fully implemented (including, without limitation, by my admission as limited partner or member or the like of the applicable investment entity) and to be reflected and recorded in the books and records of such entity or its sponsor; whereupon the Company shall have fully satisfied its obligations hereunder in respect of such illiquid investment.

Very truly yours,
A. Lorne Weil
Agreed:
Scientific Games Corporation
By:
Name:	Ira H. Raphaelson
Title:	Vice President, General Counsel and Secretary

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  Exhibit 10.1